Exhibit 2.1

AMENDMENT NO. 1 TO
AGREEMENT AND PLAN OF MERGER

This AMENDMENT NO. 1 TO AGREEMENT AND PLAN OF MERGER (this “Amendment”), dated as of March 18, 2021, is made by and among Capitol Investment Corp. V, a Delaware corporation (“Capitol”), Capitol V Merger Sub, Inc., a Delaware corporation (“Merger Sub”), and Doma Holdings, Inc., a Delaware Corporation (the “Company”).

W I T N E S S E T H:

WHEREAS, Capitol, Merger Sub and the Company are parties to that certain Agreement and Plan of Merger, dated as of March 2, 2021 (the “Merger Agreement”);

WHEREAS, Section 10.01 of the Merger Agreement provides that any provision of the Merger Agreement may be amended prior to the Effective Time if such amendment is in writing and is signed by each party to the Merger Agreement; and

WHEREAS, Capitol, Merger Sub and the Company desire to amend the Merger Agreement pursuant to Section 10.01 thereof as set forth herein.

NOW THEREFORE, in consideration of the covenants set forth herein, and for other good and valuable consideration, Capitol, Merger Sub and the Company hereby agree as follows:

SECTION 1.      Definitions. Capitalized terms used but not defined herein shall have the meanings ascribed to them in the Merger Agreement.

SECTION 2.      Amendment to the Merger Agreement.

2.1              Paragraph 7 of Annex I to the Merger Agreement is hereby amended by adding the following additional defined term: “Earnout Fully Diluted Shares” means the sum of (i) the aggregate number of outstanding shares of PubCo Common Stock (including Exchanged Restricted Stock, but excluding the Unvested Shares (as defined in the Sponsor Agreement)), plus (ii) the maximum number of shares underlying Converted Options that are vested (calculated on a net exercise basis and assuming, for this purpose, a price per share of PubCo Common Stock of $10.00) and the maximum number of shares underlying PubCo Replacement Warrants (calculated on a net exercise basis and assuming, for this purpose, a price per share of PubCo Common Stock of $10.00), in each case of these clauses (i) and (ii), as of immediately following Closing and, for the avoidance of doubt, after giving effect to all Acquiror Share Redemptions and any forfeiture pursuant to Sections 1.1(a) and/or 1.1(b) of the Sponsor Agreement.

2.2              Paragraphs 1 and 2 of Annex I to the Merger Agreement are each hereby amended such that the term “PubCo Fully Diluted Shares” in each such paragraph is deleted and replaced by the term “Earnout Fully Diluted Shares”.

SECTION 3.      No Further Amendment. Except as and to the extent expressly modified by this Amendment, the Merger Agreement is not otherwise being amended, modified or supplemented. The Merger Agreement shall remain in full force and effect in accordance with its terms.

SECTION 4.      References to the Merger Agreement. Once this Amendment becomes effective, each reference in the Merger Agreement to “this Agreement,” “hereof,” “hereunder” or words of like import referring to the Merger Agreement shall refer to the Merger Agreement as amended by this Amendment.

SECTION 5.      Miscellaneous Provisions. Sections 10.01 through 10.12 of the Merger Agreement are incorporated herein by reference, mutatis mutandis.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed as of the date first above written.

CAPITOL INVESTMENT CORP. V

By:	/s/ L. Dyson Dryden
Name: L. Dyson Dryden
Title: President and Chief Financial Officer

DOMA HOLDINGS, INC.

By:	/s/ Max Simkoff
Name: Max Simkoff
Title: Chief Executive Officer

CAPITOL V MERGER SUB, INC.

By:	/s/ L. Dyson Dryden
Name: L. Dyson Dryden
Title: Secretary

[Signature Page to Amendment No. 1 to Agreement and Plan of Merger]

2